UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2010

Waste2Energy Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-151108	26-2255797
(State of Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 Chick Springs Road, Suite 218

Greenville, South Carolina 29609

(Address of principal executive offices) (zip code)

(864) 679-1625

(Registrant’s telephone number, including area code)

Copies to:

Marc Ross, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

N/A

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 30, 2010, a total of $87,500 of principal amount of the Company’s 12% Senior Convertible Debentures (the “Debentures”) became due (the “Maturity Date”).  On November 2, 2010, $40,000 of principal amount of the Debentures became due.  The Company did not make the required payment on the Maturity Date or by the cure period provided by the Debentures and as result an Event of Default under the Debentures has occurred. As a result of the Event of Default, the outstanding principal amount of the Debentures plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of the acceleration shall become at the election of the holder of the Debenture immediately due and payable in cash at the Mandatory Default Amount.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of the Debenture, the interest rate on the Debenture shall accrue at an interest rate equal to the lesser of 17% per annum or the maximum rate permitted under applicable law.   As used in the Debentures, Mandatory Default Amount means the sum of (a) the outstanding principal amount of the Debenture, plus all accrued and unpaid interest hereon, divided by the Conversion Price of the Debenture on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (B) paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture. Subject to the terms of the Debenture, the VWAP is the most recent bid price per share of the Common Stock reported in the “Pink Sheet” published by Pink OTC Markets Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE2ENERGY HOLDINGS, INC.

Dated: November 3, 2010	By:	/s/ Craig Brown
Name: Craig Brown
Title: Chief Financial Officer